                                                                    EXHIBIT 4.33

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                            THE CERPLEX GROUP, INC.




                               WARRANT AGREEMENT




                          DATED AS OF AUGUST 20, 1997





                              WARRANTS TO PURCHASE
                             SHARES OF COMMON STOCK


===============================================================================

                               TABLE OF CONTENTS
                         (NOT A PART OF THE AGREEMENT)

                                                                                                                            PAGE
1.       FORM, EXECUTION AND TRANSFER OF WARRANT CERTIFICATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Form of Warrant Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Execution of Warrant Certificates; Registration Books etc. . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.3     Transfer, Split Up, Combination and Exchange of Warrant Certificates; Lost or Stolen Warrant
                 Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.4     Subsequent Issuance of Warrant Certificates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

2.       EXERCISE OF WARRANTS; PAYMENT OF PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.1     Exercise of Warrants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.2     Issuance of Common Stock.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.3     Unexercised Warrants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.4     Cancellation and Destruction of Warrant Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . .   5

3.       REPRESENTATIONS AND COVENANTS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.1     Representations and Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.2     Reservation of Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.3     Common Stock to be Duly Authorized and Issued, Fully Paid and Nonassessable. . . . . . . . . . . . . . . .   6
         3.4     Transfer Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.5     Common Stock Record Date.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.6     Financial and Business Information.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

4.       ADJUSTMENT OF PURCHASE PRICE AND NUMBER OF SHARES OF COMMON STOCK ISSUABLE PER WARRANT . . . . . . . . . . . . . .   9
         4.1     Mechanical Adjustments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.2     Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.3     Special Agreements of the Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

5.       INTERPRETATION OF THIS AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.1     Terms Defined. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.2     Directly or Indirectly.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.3     Section Headings and Table of Contents and Construction. . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.4     Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

6.       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.1     Communications.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.2     Reproduction of Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.3     Survival.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.4     Successors and Assigns.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.5     Amendment and Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.6     Right of Action. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.7     Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.8     Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26





                                       i
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
         6.9     Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.10    Term.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.11    Duplicate Originals, Execution in Counterpart. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

Annex 1          --       Information as to Initial Holders

Exhibit A        --       Form of Warrant Certificate
Exhibit B        --       Determination of Fair Market Share Price
Exhibit C        --       Confidentiality

                               WARRANT AGREEMENT


         WARRANT AGREEMENT, dated as of August 20, 1997 (as may be amended from time to time, this "AGREEMENT"), among THE CERPLEX GROUP, INC., a Delaware corporation (together with its successors and assigns, the "COMPANY"), and each of the Persons identified as an Initial Holder in Annex 1 (individually, an "INITIAL HOLDER" and, collectively, the "INITIAL HOLDERS").

                                   RECITALS:

         A. Certain capitalized terms used in this Agreement have the meanings assigned to them in Section 5.1 hereof.

         B. The Company has entered into those certain separate Amended and Restated Note Purchase Agreements, each dated as of April 9, 1997 (as amended and, as may be further amended, modified or restated from time to time, individually, a "NOTE PURCHASE AGREEMENT" and, collectively, the "NOTE PURCHASE AGREEMENTS") with each of the Initial Holders. The Note Purchase Agreement amended and restated those certain separate Note Purchase Agreements, each dated as of November 19, 1993, with each of the Initial Holders, as amended, pursuant to which the Company originally issued and sold to the Initial Holders an aggregate principal amount of $17,250,000 of the Company's Series A 9.00% Senior Subordinated Notes Due November 19, 2001 (the "SERIES A NOTES") and an aggregate principal amount of $5,750,000 of the Company's Series B 9.00% Senior Subordinated Notes Due November 19, 2001 (the "SERIES B NOTES"). Pursuant to the terms of the Note Purchase Agreement, the Series A Notes were amended and restated (such notes, together with any notes issued in substitution therefor, as amended and, as may be further amended, modified or restated from time to time, the "NOTES"). The Company has prepaid the Series B Notes and the Series B Notes are no longer issued and outstanding.

         C. In consideration of certain amendments set forth in the First Amendment Agreement, dated as of August 20, 1997, among the Company and the Initial Holders, the Company has agreed to issue five hundred thousand ninety-six (500,096) Warrants of the Company to the Initial Holders, and, under certain circumstances set forth therein, to issue to the holders of the Warrants Additional Warrants, each Warrant representing the right to purchase, upon the terms and subject to the conditions set forth in this Agreement, and subject to adjustment as set forth herein, one (1) share of Common Stock.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties to this Agreement hereby agree as follows:





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
1.       FORM, EXECUTION AND TRANSFER OF WARRANT CERTIFICATES

         1.1     FORM OF WARRANT CERTIFICATES.

         The warrant certificates (individually, a "WARRANT CERTIFICATE" and, collectively, the "WARRANT CERTIFICATES") evidencing the Warrants, and the forms of assignment and of election to purchase shares to be attached to such certificates, shall be substantially in the form set forth in Exhibit A and may have such letters, numbers or other marks of identification or designation as may be required to comply with any law or with any rule or regulation of any governmental authority, stock exchange or self-regulatory organization made pursuant thereto. Each Warrant Certificate shall be dated as of the date of issuance thereof by the Company, either upon initial issuance or upon transfer or exchange, and on its face shall initially entitle the holder thereof to purchase the number of shares of Common Stock equal to the number of Warrants represented by such Warrant Certificate at a price per share equal to the Purchase Price, but the number of such shares and the Purchase Price shall be subject to adjustment as provided herein.

         1.2     EXECUTION OF WARRANT CERTIFICATES; REGISTRATION BOOKS ETC.

                 (a) EXECUTION OF WARRANT CERTIFICATES. The Warrant Certificates shall be executed on behalf of the Company by its President, one of its Vice Presidents or any other officer of the Company authorized by the Board of Directors, which execution shall be attested by the Secretary or an Assistant Secretary of the Company.
         In case any officer of the Company who shall have signed any Warrant Certificate shall cease to be such officer of the Company before issuance and delivery by the Company of such Warrant Certificate, such Warrant Certificate nevertheless may be issued and delivered with the same force and effect as though the individual who signed such Warrant Certificate had not ceased to be such officer of the Company, and any Warrant Certificate may be signed on behalf of the Company by any individual who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Agreement any such individual was not such an officer.

                 (b) REGISTRATION BOOKS, ETC. The Company will keep or cause to be kept at its office maintained at the address of the Company set forth in Section 6.1 hereof, or at such other office of the Company in the United States of America of which the Company shall have given notice to each holder of Warrant Certificates, books for registration and transfer of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Warrant Certificates, the registration number and the number of Warrants evidenced on its face by each of the Warrant Certificates and the date of each of the Warrant Certificates. Every holder of a Warrant Certificate by accepting the same consents and agrees with the Company and with every other holder of a Warrant Certificate that:

                          (i) the Warrant Certificates are transferable only on the registry books of the Company if surrendered at the office of the Company referred to





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
                 in this Section 1.2(b), duly endorsed or accompanied by an instrument of transfer (substantially in the form attached to Exhibit A); and

                          (ii) the Company may deem and treat the Person in whose name each Warrant Certificate is registered as the absolute owner thereof and of the Warrants evidenced thereby (notwithstanding any notations of ownership or writing on the Warrant Certificates made by anyone other than the Company) for all purposes whatsoever, and the Company shall not be affected by any notice to the contrary.

                 (c) ACQUISITION FOR INVESTMENT. Each Initial Holder represents that it is acquiring the Warrants for its own account for investment and not with a view to any resale or distribution thereof, within the meaning of the Securities Act, but without prejudice to its right at all times to sell or otherwise dispose of all or any part of the Warrants or the shares of Common Stock issuable upon the exercise of such Warrant under a registration statement filed under the Securities Act or in a transaction exempt from the registration requirements of the Securities Act. Each Initial Holder agrees that each outstanding Warrant Certificate (and each certificate representing a share or shares of Common Stock issued upon the exercise of a Warrant) which it owns shall, unless the Securities represented by such certificate have been registered or have been sold in accordance with Rule 144 (or any successor regulation thereto) under the Securities Act, bear an endorsement reading substantially as follows:

                                  The securities represented by this
                                  certificate have not been registered under the Securities Act of 1933, as amended, or any state securities law. These securities may not be sold, transferred, pledged or hypothecated in any transaction unless first registered under such laws or unless such transaction is exempt from the registration requirements of such laws. The securities represented by this certificate are subject to certain market holdback provisions set forth in that certain registration rights agreement dated November 19, 1993, as amended, among The Cerplex Group, Inc. and the other parties thereto.

         1.3 TRANSFER, SPLIT UP, COMBINATION AND EXCHANGE OF WARRANT CERTIFICATES; LOST OR STOLEN WARRANT CERTIFICATES.

                 (a) TRANSFER, SPLIT UP, ETC. Any Warrant Certificate, with or without other Warrant Certificates, may be transferred, split up, combined or exchanged for another Warrant Certificate or Warrant Certificates, entitling the registered holder or transferee thereof to purchase a like number of shares of Common Stock as the Warrant Certificate or Warrant Certificates surrendered then entitled such registered holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Company, and shall surrender the Warrant Certificate or Warrant Certificates to be transferred, split up, combined or exchanged at the office of the Company referred to in
         Section 1.2(b) hereof, whereupon the Company shall deliver promptly to the Person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested. Each holder of Warrants after any such transfer or exchange shall, by its acceptance of the Warrants and Warrant Certificates being so transferred, be deemed to have agreed to the terms and provisions of confidentiality set forth on Exhibit C.

                 (b) LOSS, THEFT, ETC. Upon receipt of written notice from the holder of any Warrant Certificate of the loss, theft, destruction or mutilation of such Warrant Certificate and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or, in the case of any such mutilation, upon surrender and cancellation of such Warrant Certificate, the Company will make and deliver a new Warrant Certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant Certificate.

         1.4     SUBSEQUENT ISSUANCE OF WARRANT CERTIFICATES.

         Subsequent to their original issuance, no Warrant Certificates shall be issued except:

                 (a) Warrant Certificates issued upon any transfer, combination, split up or exchange of Warrants pursuant to Section 1.3(a) hereof;

                 (b) Warrant Certificates issued in replacement of mutilated, destroyed, lost or stolen Warrant Certificates pursuant to
         Section 1.3(b) hereof; and

                 (c) Warrant Certificates issued pursuant to Section 2.3 hereof upon the partial exercise of any Warrant Certificate to evidence the unexercised portion of such Warrant Certificate.

2.       EXERCISE OF WARRANTS; PAYMENT OF PURCHASE PRICE

         2.1     EXERCISE OF WARRANTS.

                 (a) PURCHASE PRICE PAYMENT UPON EXERCISE. At any time on or after August 20, 1998 and prior to 5:00 p.m. (Los Angeles, California time) on the Termination Date, the holder of any Warrant Certificate may exercise the Warrants evidenced thereby in whole or in part, by surrender of such Warrant Certificate, with an election to purchase (a form of which is attached as part of the form of Warrant Certificate attached as Exhibit A) attached thereto duly executed, to the Company at its office referred to in Section 1.2(b) hereof, together with payment of the Purchase Price, payable as set forth below in this Section 2.1, for each share of Common Stock as to which the Warrants are exercised. The Purchase Price shall be (i) payable in cash, by certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to the account of the Company or (ii)





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
         satisfied by the delivery of Warrant Certificates to the Company for cancellation in accordance with the formula set forth in Section 2.1(b).

                 (b) NET EXERCISE PRICE. In lieu of any holder of a Warrant Certificate exercising the Warrants (or any portion thereof) evidenced by such Warrant Certificate for cash, as contemplated by
         Section 2.1(a), such holder may, in connection with such exercise, elect to receive shares of Common Stock equal to the product of (i) the number of shares of Common Stock issuable upon such exercise of such Warrant Certificate (or, if only a portion of such Warrant Certificate is being exercised, issuable upon the exercise of such portion) multiplied by (ii) a fraction, the numerator of which is the Market Price per share of Common Stock at the time of such exercise minus the Purchase Price per share of Common Stock at the time of such exercise, and the denominator of which is the Market Price per share of Common Stock at the time of such exercise.

         2.2     ISSUANCE OF COMMON STOCK.

         Upon timely receipt on or after August 20, 1998 of a Warrant Certificate, with the form of election to purchase duly executed, accompanied by payment of the Purchase Price for each of the shares to be purchased in the manner provided in Section 2.1 hereof and an amount equal to any applicable transfer tax (if not payable by the Company as provided in Section 3.4 hereof), the Company shall thereupon promptly cause certificates for the number of whole shares of Common Stock then being purchased to be delivered to or upon the order of the registered holder of such Warrant Certificate, registered in such name or names as may be designated by such holder, and, promptly after such receipt deliver the cash, if any, to be paid in lieu of fractional shares pursuant to Section 4.2 hereof to or upon the order of the registered holder of such Warrant Certificate.

         2.3     UNEXERCISED WARRANTS.

         In case the registered holder of any Warrant Certificate shall exercise less than all the Warrants evidenced thereby, a new Warrant Certificate evidencing Warrants equal in number to the number of Warrants remaining unexercised shall be issued by the Company to the registered holder of such Warrant Certificate or to its duly authorized assigns.

         2.4     CANCELLATION AND DESTRUCTION OF WARRANT CERTIFICATES.

         All Warrant Certificates surrendered to the Company for the purpose of exercise, exchange, substitution or transfer shall be cancelled by it, and no Warrant Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall cancel and retire any other Warrant Certificates purchased or acquired by the Company otherwise than upon the exercise thereof.

3.       REPRESENTATIONS AND COVENANTS OF THE COMPANY

         3.1     REPRESENTATIONS AND WARRANTIES.

                 (a) CORPORATE AUTHORITY. The Company has the corporate power and authority to:

                          (i) authorize, execute, deliver and enter into this Agreement and the Warrant Certificates;

                          (ii)    issue and sell the Warrants;

                          (iii) perform its obligations under this Agreement and the Warrants; and

                          (iv) authorize, execute, deliver, issue and sell the shares of the Common Stock issuable upon exercise of the Warrants.

                 (b) ENFORCEABILITY OF OBLIGATIONS. This Agreement and the Warrant Certificates issued on the date hereof have been, and any Warrants issued after the date hereof will be, duly authorized, executed and delivered by the Company. This Agreement, the Warrant Certificates and the Warrants constitute, or upon execution and delivery will constitute, the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except:

                          (i) as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforceability of creditors' rights generally; and

                          (ii) as such enforceability may be subject to the availability of equitable remedies.

         The holders of the Warrants are entitled to the benefits of this Agreement.

         3.2     RESERVATION OF COMMON STOCK.

         The Company represents and warrants that it has reserved for issuance a sufficient number of shares of Common Stock to permit the exercise of all the Warrants, and all other rights, options or warrants exercisable into Common Stock. The Company covenants and agrees that it will at all times cause to be reserved and kept available out of its authorized and unissued shares of Common Stock such number of shares of Common Stock as will be sufficient to permit the exercise in full of all Warrants outstanding hereunder.

         3.3 COMMON STOCK TO BE DULY AUTHORIZED AND ISSUED, FULLY PAID AND NONASSESSABLE.

         The Company covenants and agrees that it will take all such action as may be necessary to ensure that all shares of Common Stock delivered upon the exercise of any Warrants, at the time of delivery of the certificates for such shares, shall be duly and validly authorized and issued and fully paid and nonassessable, free of any preemptive rights and free of any pledge, security interest, lien or other encumbrance.

         3.4     TRANSFER TAXES.

         The Company covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges that may be payable in respect of

                 (a)      the execution and delivery of this Agreement;

                 (b) the initial issuance and delivery of each Warrant Certificate hereunder;

                 (b) the issuance and delivery of each Warrant Certificate issued in exchange for any other Warrant Certificate pursuant to
         Section 1.3 or Section 2.3 hereof; and

                 (c) the issuance and delivery of each share of Common Stock issued upon the exercise of any Warrant.

The Company shall not, however, be required to

                 (i) pay any transfer tax that may be payable in respect of the transfer or delivery of Warrant Certificates or the issuance or delivery of certificates for shares of Common Stock in a name other than that of the registered holder of the Warrant Certificate evidencing any Warrant surrendered for exercise (any such tax being payable by the holder of such Warrant Certificate at the time of surrender) or

                 (ii) issue or deliver any such certificates referred to in the foregoing clause (i) for shares of Common Stock upon the exercise of any Warrant until any such tax referred to in the foregoing clause
         (i) shall have been paid.

         3.5     COMMON STOCK RECORD DATE.

         Each Person in whose name any certificate for shares of Common Stock is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record of the Common Stock represented thereby on, and such certificate shall be dated, the date upon which the Warrant Certificate evidencing such Warrants was duly surrendered with an election to purchase attached thereto duly executed and payment of the aggregate Purchase Price (and any applicable transfer taxes, if payable by such Person) was made. Prior to the exercise of the Warrants evidenced thereby, the holder of a Warrant Certificate shall not be entitled to any rights of a shareholder in the Company with respect to shares for which the Warrants shall be exercisable, including, without limitation, any right to vote, to receive





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
dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein or in any other applicable agreement between the Company and such holder.

         3.6     FINANCIAL AND BUSINESS INFORMATION.

         The Company shall deliver to each holder of Warrants:

                 (a) QUARTERLY STATEMENTS -- as soon as practicable after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), and in any event within forty-five (45) days thereafter, duplicate copies of

                          (i) a consolidated balance sheet of the Company and the Subsidiaries as at the end of such quarter, and

                          (ii) consolidated statements of income and cash flows of the Company and the Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the immediately preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally (provided that such financial statements need not contain footnotes), and certified as complete and correct, subject to changes resulting from year-end adjustments, by a Senior Financial Officer;

                 (b) ANNUAL STATEMENTS -- as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety
         (90) days thereafter, duplicate copies of

                          (i) consolidated and consolidating balance sheets of the Company and the Subsidiaries, as at the end of such year, and

                          (ii) consolidated and consolidating statements of income, shareholders' equity and cash flows of the Company and the Subsidiaries for such year,

         setting forth in each case in comparative form the figures for the immediately preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

                          (A) in the case of such consolidated statements, a report thereon of independent certified public accountants of recognized national standing, which report shall express an opinion in the form of the standard auditor's report under generally accepted auditing standards which shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances,

                          (B) a statement from such independent certified public accountants that such consolidating statements were prepared using the same work papers as were used in the preparation of such consolidated statements, and

                          (C) a certification by a Senior Financial Officer that such consolidated and consolidating statements are complete and correct;

                 (c) SEC AND OTHER REPORTS -- promptly upon their becoming available, a copy of each financial statement, report (including, without limitation, each Quarterly Report on Form 10-Q, each Annual Report on Form 10-K and each Current Report on Form 8-K), notice or proxy statement sent by the Company or any Subsidiary to shareholders generally and of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters), and each amendment thereto, in respect thereof filed by the Company or any Subsidiary with, or received by, such Person in connection therewith from, the National Association of Securities Dealers, any securities exchange or the SEC; and

                 (d) REQUESTED INFORMATION -- with reasonable promptness, such other data and information as from time to time may be reasonably requested, including, without limitation, information required by 17 C.F.R. Section 230.144A, as amended from time to time.

         Each of the Initial Holders hereby agrees to the terms of confidentiality set forth on Exhibit C.

4. ADJUSTMENT OF PURCHASE PRICE AND NUMBER OF SHARES OF COMMON STOCK ISSUABLE PER WARRANT

         4.1     MECHANICAL ADJUSTMENTS.

         The number of shares of Common Stock purchasable upon the exercise of each Warrant, and the Purchase Price, shall be subject to adjustment as follows:

                 (a) DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. In the event that the Company shall

                          (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock,

                          (ii) subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares,

         then the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision or combination shall be adjusted to the price determined by multiplying the Purchase Price in effect immediately prior to such event by the quotient of:

                          (A) the total number of shares of Adjusted Outstanding Common Stock immediately prior to such event;

         divided by

                          (B) the total number of Adjusted Outstanding Common Stock immediately after such event.

         An adjustment made pursuant to this Section 4.1(a) shall become effective on the effective date of such event.

                 (b) RIGHTS, OPTIONS, WARRANTS AND CONVERTIBLE OR EXCHANGEABLE SECURITIES. In the event that the Company shall issue any rights, options, warrants or convertible or exchangeable Securities to all holders of its shares of Common Stock, without charge to such holders, entitling such holders to subscribe for or purchase shares of Common Stock at a price per share (or having a conversion or exchange price per share, in the case of a Security convertible or exchangeable into shares of Common Stock) that is (or to amend or modify any provision of any thereof such that the conversion, exchange or exercise price becomes) lower at the record date in respect of which such rights, warrants, options or Securities were issued or amended than the Reference Price on such record date, then the Purchase Price in effect immediately after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by the quotient of:

                          (i)     the sum of

                                  (A)      the number of shares of Adjusted
                          Outstanding Common Stock as of such record date, plus

                                  (B)      the quotient of

                                        (I)     the Aggregate Consideration
                                  Receivable in respect of such rights,
                                  options, warrants or convertible or
                                  exchangeable Securities, divided by

                                        (II)    the Reference Price on such
                                  record date;

                  divided by

                          (ii)    the sum of

                                  (A)      the number of shares of Adjusted
                          Outstanding Common Stock as of such record date, plus

                                  (B)      the number of additional shares of
                          Common Stock initially issuable pursuant to such rights, options or warrants or into which such convertible or exchangeable Securities are initially convertible or exchangeable.

         Such adjustment shall be made whenever such rights, options, or warrants or convertible or exchangeable Securities are issued or amended, and shall become effective on the date of issuance or amendment of such rights, options, warrants or convertible or exchangeable Securities.

                 (c) DISTRIBUTIONS OF PROPERTY. In the event that the Company shall distribute to holders of shares of Common Stock (including, without limitation, any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) shares of stock (other than Common Stock) or evidences of its indebtedness or assets (excluding (x) cash dividends paid out of retained earnings after November 19, 1998, (y) Regular Cash Dividends paid after the date hereof and on or prior to November 19, 1998 and (z) dividends payable solely in additional shares of the Common Stock) or rights, options or warrants or convertible or exchangeable Securities (excluding those referred to in Section 4.1(b) and Section 4.1(d) hereof), then in each case the Purchase Price in effect immediately after the record date in respect of which such stock, indebtedness, assets, rights, options, warrants or Securities were issued shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by the quotient of:

                          (i)     the result of

                                  (A)      the Reference Price on such record
                          date, minus

                                  (B)      the quotient of

                                        (I)     the then fair value (as
                                  determined in good faith and on a reasonable basis by the Board of Directors, whose determination, if so made, shall be conclusive) of the shares of stock or assets or evidences of indebtedness so distributed or of such rights, options or warrants, or of such convertible or exchangeable Securities, divided by

                                        (II)    the number of shares of
                                  Adjusted Outstanding Common Stock as of the record date;

                 divided by

                          (ii)    the Reference Price on such record date.

         Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of such distribution.

                 (d)      ISSUANCES OF COMMON STOCK AND OTHER SECURITIES.

                          (i) In the event that the Company shall issue or sell shares of Common Stock, or rights, options, warrants or convertible or exchangeable Securities containing the right to subscribe for or purchase shares of Common Stock (excluding Excluded Securities, as defined in Section 4.1(d)(ii) hereof) at a price per share of Common Stock lower than the Reference Price in effect on the date (the "ADJUSTMENT DATE") of such issuance or sale, then the Purchase Price in effect immediately after the Adjustment Date shall be determined by multiplying the Purchase Price in effect immediately prior to such Adjustment Date by the quotient of:

                                  (A)      the sum of

                                        (I)     the number of shares of
                                  Adjusted Outstanding Common Stock outstanding immediately prior to such issuance or sale, plus

                                        (II)    the quotient of (1) the
                                  Aggregate Consideration Receivable in respect of such rights, options, warrants or convertible or exchangeable Securities, divided by (2) the Reference Price on the Adjustment Date;

                          divided by

                                  (B)      the sum of

                                        (I)     the number of shares of
                                  Adjusted Outstanding Common Stock outstanding immediately prior to such issuance or sale, plus

                                        (II)    the number of additional shares
                                  of Common Stock so issued or sold (or
                                  initially issuable pursuant to such rights, options or warrants or into which such convertible or exchangeable Securities are initially convertible or exchangeable).

                          For purposes of this clause (i), "Adjustment Date" may, in connection with certain consolidations and mergers, have the meaning provided for in Section 4.1(e).

                          (ii)    "EXCLUDED SECURITIES" shall mean and include:

                                  (A)      shares of Common Stock, rights,
                          options, warrants or convertible or exchangeable Securities issued in any of the transactions described in Section 4.1(a), Section 4.1(b), Section 4.1(c) or Section 4.1(e) hereof and with respect to which an adjustment to the Purchase Price has been made in accordance with any of such Sections;

                                  (B) shares of Common Stock issuable upon exercise of the Warrants (including, without limitation, the Additional Warrants);

                                  (C) shares of Common Stock issuable upon exercise of rights, options or warrants or conversion or exchange of convertible or exchangeable Securities issued or sold under circumstances which caused an adjustment pursuant to this Section 4.1(d);

                                  (D)      rights to acquire shares of Common
                          Stock ,and shares of Common Stock issuable upon exercise of such rights, issued to employees of the Company and it Subsidiaries pursuant to any employee stock purchase plan maintained by the Company or any of its Subsidiaries, provided that any such rights issued pursuant to any such plan and any shares of Common Stock issuable upon the exercise thereof which, in the aggregate, exceed, at the time of the issuance thereof, two percent (2%) of the Fully Diluted Outstanding Common Stock, determined at such time, shall not constitute Excluded Securities;

                                  (E)      shares of Common Stock and/or
                          rights, options, warrants or convertible or exchangeable Securities (and the shares of Common Stock issuable upon the exercise of such rights, options, warrants or convertible or exchangeable Securities), provided that (1) such shares of Common Stock and/or rights, options, warrants or convertible or exchangeable Securities are issued in connection with one or more private placements of equity Securities of the Company effected on or prior to July 15, 1996, (2) the total aggregate consideration paid in cash in respect of such shares of Common Stock and/or rights, options, warrants or convertible or exchangeable Securities is not more than $8,000,000, (3) all such shares of Common Stock together with all shares of Common Stock issuable upon the exercise of any of such rights, options, warrants or convertible or exchangeable Securities shall not, in the aggregate, exceed 12% of Fully Diluted Outstanding Common Stock, determined as of April 16, 1996, and (4) the sale of such shares of Common Stock and/or rights, options, warrants or convertible or exchangeable Securities is done on an arm's-length basis and the setting of the exercise, strike or conversion prices in respect of such rights, options, warrants or convertible or exchangeable Securities is done on an arm's-length basis;

                                  (F)      warrants issued on or prior to the
                          date hereof to any holder of the senior or subordinated indebtedness, warrants issued on or after the date hereof pursuant to provisions comparable to Section 4.4(a), Section 4.4(b) or
                          Section 4.4(c) hereof contained in any agreement between the Company and such holders pursuant to which such senior or subordinated indebtedness is issued and shares of Common Stock issuable upon the exercise of any such Warrants; and

                                  (G)      shares of Common Stock, rights,
                          options, warrants or convertible or exchangeable Securities issued in any of the transactions described in Sections 4.4(a), Section 4.4(b) or
                          Section 4.4(c) hereof and with respect to which additional Warrants have been issued in accordance with any of such Sections.

                          (iii) In the case of rights, options, warrants or convertible or exchangeable Securities, the "price per share of Common Stock" referred to in Section 4.1(d)(i) hereof shall be equal to the quotient of

                                  (A)      the Aggregate Consideration
                          Receivable in respect of such rights, options, warrants or convertible or exchangeable Securities, divided by

                                  (B) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable Securities.

                          (iv) "AGGREGATE CONSIDERATION RECEIVABLE" shall mean, in the case of a sale of shares of Common Stock, the aggregate gross amount paid (without deduction for fees and expenses, underwriting discounts or investment banking fees associated therewith) in connection therewith and, in the case of an issuance or sale of rights, options, warrants or convertible or exchangeable Securities, the sum of

                                  (A)      the aggregate gross amount paid for
                          such rights, options, warrants or convertible or exchangeable Securities, plus

                                  (B)      the aggregate consideration or
                          premiums stated in such rights, options, warrants or convertible or exchangeable Securities to be payable for the shares of Common Stock covered thereby.

                          (v) In the event that the Company shall issue and sell shares of Common Stock, or rights, options, warrants or convertible or exchangeable Securities containing the right to subscribe for or purchase shares of Common Stock, for a consideration consisting, in whole or in part, of Property other than cash, then in determining the "price per share of Common Stock" referred to in Section 4.1(d)(i) and Section 4.1(d)(iii) hereof and the "Aggregate Consideration Receivable" referred to in Section 4.1(d)(i), Section 4.1(d)(iii) and Section 4.1(d)(iv) hereof, the Board of Directors shall determine, in good faith and on a reasonable basis, the fair value of such Property, and such determination, if so made, shall be binding upon all holders of Warrants.

                 (e) CONSOLIDATION; MERGER; SALE OF THE COMPANY. In the event that there shall be:

                          (i) any consolidation of the Company with, or merger of the Company with or into, another corporation (other than a merger in which the Company is the surviving corporation and that does not result in any reclassification or change of shares of Common Stock outstanding immediately prior to such merger);

                          (ii) any sale or conveyance to another corporation of the Property of the Company substantially as an entirety; or

                          (iii) any reclassification of the Common Stock that results in the issuance of other Securities of the Company;

         then lawful provision shall be made as a part of the terms of such transaction or otherwise so that the holders of Warrants shall thereafter have the right to purchase the number and kind of shares of stock, other Securities, cash, Property and rights receivable upon such consolidation, merger, sale, conveyance or reclassification by a holder of such number of shares of Common Stock as the holder of a Warrant would have had the right to acquire upon the exercise of such Warrant immediately prior to such consolidation, merger, sale or conveyance, at the Purchase Price then in effect, provided that nothing in this clause (e) shall entitle any holder of Warrants to acquire or have the right to purchase any of the foregoing in connection with any sale or conveyance referred to in clause (ii) above if, with respect to such sale or conveyance, no holder of Common Stock would have the right to acquire or purchase any of the foregoing and none of the foregoing were in fact distributed to holders of Common Stock and provided further that nothing in the foregoing proviso in this clause (e) shall restrict the rights of the holders of Warrants under Section 4.1(c). To the extent that

                          (A) the Company shall issue any shares of Common Stock or rights, options, warrants or convertible or exchangeable Securities containing the right to subscribe for or purchase shares of Common Stock (other than Excluded Securities) in connection with any consolidation or merger of the Company and

                          (B) such issuance of such shares, rights, options, warrants or convertible or exchangeable Securities would otherwise cause an adjustment under Section 4.1(d),

         the Adjustment Date in respect of such adjustment, notwithstanding the definition of such term, shall be the business day immediately preceding the date of the public announcement by the Company of such merger or consolidation or, if such merger or consolidation shall have been generally known to the public prior to such announcement date, the date on which the Required Warrantholders and the Company shall mutually agree upon in good faith and in accordance with the essential intent and principles of this Section 4 of fairly protecting the exercise rights of the holders of Warrants and, if no such date can be so mutually agreed upon, the Company shall appoint (at its expense) a firm of independent certified public accountants of recognized national standing, which may not be the regular auditors of the Company and which are reasonably acceptable to the Required Warrantholders, which shall give their opinion as to the appropriate date for such adjustment (after giving effect to the aforesaid intent and principles of this Section 4); upon receipt of such opinion, the Company will promptly mail a copy of such opinion to the holders of Warrants and make the adjustments required under this Section 4 as of the date stipulated therein. For purposes of determining the number of shares subject to any Warrant with respect to any adjustments made pursuant to this Section 4.1(e), the Company shall make the adjustments provided for in Section 4.4 in respect of any issuances of Employee Options or Director Options that occurred during the period from the date of the last determination pursuant to such Section to the date immediately prior to such consolidation, merger, sale or conveyance.

                 (f) DE MINIMIS CHANGES IN PURCHASE PRICE. No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Purchase Price; provided that any adjustments that, at the time of the calculation thereof, are less than one percent (1%) of the Purchase Price at such time and by reason of this Section 4.1(f) are not required to be made at such time shall be carried forward and added to any subsequent adjustment or adjustments for purposes of determining whether such subsequent adjustment or adjustments, as so supplemented, exceed the one percent (1%) amount set forth in this Section 4.1(f) and, if any such subsequent adjustment, as so supplemented or otherwise, should exceed such one percent (1%) amount, all adjustments deferred prior thereto and not previously made shall then be made. In any case, all such adjustments being carried forward pursuant to this
         Section 4.1(f) shall be given effect upon the exercise of any Warrants by any holder thereof for purposes of determining the Purchase Price thereof. All calculations shall be made to the nearest ten-thousandth of a Dollar ($0.0001).

                 (g) ADJUSTMENT OF NUMBER OF SHARES ISSUABLE PURSUANT TO WARRANTS. Upon each adjustment of the Purchase Price as a result of the calculations made in this Section 4.1, each Warrant outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of shares of Common Stock (calculated to the nearest one-thousandth) obtained by multiplying the number of shares of Common Stock covered by such Warrant immediately prior to such adjustment by the quotient of:

                          (i) the Purchase Price in effect immediately prior to such adjustment, divided by

                          (ii) the Purchase Price in effect immediately after such adjustment.

         All Warrants originally issued by the Company hereunder shall, subsequent to any adjustment made to the Purchase Price hereunder, evidence the right to purchase, at the adjusted Purchase Price, the number of shares of Common Stock determined to be purchasable from time to time hereunder upon exercise of such Warrants, all subject to further adjustment as provided herein. Each such adjustment shall be valid and binding upon the Company and the holders of Warrants irrespective of whether the Warrant Certificates theretofore and thereafter issued express the Purchase Price per share of Common Stock and the number of shares of Common Stock that were expressed upon the initial Warrant Certificates issued hereunder.

                 (h)      MISCELLANEOUS.

                          (i)     Adjustments shall be made pursuant to this
                 Section 4.1 successively whenever any of the events referred to in Section 4.1(a) through Section 4.1(e), inclusive, hereof shall occur.

                          (ii) Shares of Common Stock owned by or held for the account of the Company, including shares acquired by the Company during any time any Warrants are outstanding, shall not, for purposes of the adjustments set forth in this Section 4.1, be deemed outstanding.

                 (i)      EXPIRATION OF RIGHTS, OPTIONS, ETC.

                          (i) Upon the expiration of any rights, options, warrants or conversion or exchange privileges referred to above in this Section 4.1 without the exercise thereof, the Purchase Price and the number of shares of Common Stock purchasable upon the exercise of each Warrant shall be readjusted and shall thereafter be such as such Purchase Price and such number of shares of Common Stock would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) as if:

                                  (A)      the only shares of Common Stock so
                 issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange privileges; and

                                  (B) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance, sale or grant of all of such rights, options, warrants or conversion or exchange privileges whether or not exercised;

         provided that no such readjustment shall have the effect of increasing the Purchase Price by an amount in excess of the amount of the reduction initially made in respect of the issuance, sale, or grant of such rights, options, warrants or conversion or exchange privileges.

                          (ii) In the event that during any calendar quarter after the date hereof, any Employee Option, Director Option or portion thereof expires without the exercise thereof and the issuance of any such Employee Option or Director Option had resulted in the issuance of Additional Warrants pursuant to
                 Section 4.4(a) hereof, the number of shares of Common Stock purchasable upon the exercise of the Additional Warrants shall be reduced as of the first day of the next succeeding calendar quarter by the number of shares of Common Stock subject to such terminated or expired Employee Option, Director Option or portion thereof.

                 (j) OTHER SECURITIES. In the event that at any time, as a result of an adjustment made pursuant to this Section 4.1, each holder of Warrants shall become entitled to purchase any Securities of the Company other than shares of Common Stock, the number or amount of such other Securities so purchasable and the Purchase Price of such Securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in Section 4.1(a) through Section 4.1(e), inclusive, hereof, and all other relevant provisions of this Section 4.1, and the definitions used in this Section 4.1, that are applicable to shares of Common Stock shall be applicable to such other Securities.

                 (k) NOTICE OF ADJUSTMENT. Whenever the number of shares of Common Stock issuable upon the exercise of Warrants is adjusted or the Purchase Price in respect thereof is adjusted, as herein provided, the Company shall promptly give to each holder of Warrants notice of such adjustment or adjustments and shall promptly deliver to each holder of Warrants a certificate of the Company's chief financial officer setting forth:

                          (i) the number of shares of Common Stock issuable upon the exercise of each Warrant and the Purchase Price of such shares after such adjustment;

                          (ii) a brief statement of the facts requiring such adjustment; and

                          (iii) the computation by which such adjustment was made.

         So long as any Warrant is outstanding and an adjustment in respect of the number of shares issuable upon the exercise of Warrants or the Purchase Price in respect thereof shall have occurred in any fiscal year of the Company, within ninety (90) days of the end of such fiscal year of the Company, the Company shall deliver to each holder of Warrants a certificate of independent certified public accountants of recognized national standing selected by the Company (which may be the regular auditors of the Company) setting forth

                          (A) the number of shares of Common Stock issuable upon the exercise of each Warrant and the Purchase Price of such shares as of the end of such fiscal year,

                          (B) a brief statement of the facts requiring each such adjustment required to be made in such fiscal year and

                          (C) the computation by which each such adjustment was made.

                 (l) NOTICE OF CERTAIN EVENTS. Whenever the Company shall authorize any Notice Event, the Company shall, not less than thirty
         (30) days prior to the record date with respect to such event, give to each holder of Warrants, notice of such event setting forth any change in the number of shares of Common Stock the Company estimates will be issuable upon the exercise of such holder's Warrants, the estimated Purchase Price of such shares after any adjustment required to be made hereunder and a brief statement of the facts requiring such adjustment and the computation by which the Company expects such adjustment will be made. "NOTICE EVENT" shall mean any of the following:

                          (i) any event that would require an adjustment pursuant to this Section 4.1;

                          (ii) any distribution of cash or other Property in respect of Common Stock (including, without limitation, a cash dividend payable out of retained earnings);

                          (iii) any consolidation, merger or sale, transfer or other disposition of all or substantially all of the Property of the Company, provided that, if as a result of the circumstances concerning such consolidation, merger, sale, transfer or other disposition, it shall be impossible for the Company to give the thirty (30) days' prior notice referred to above, the Company shall give such notice as far in advance of the record date in respect of such consolidation, merger, sale, transfer or other disposition as reasonably feasible and, in any case, no later than two (2) business days prior to such record date; and

                          (iv) the liquidation, dissolution or winding up of the Company.

         The Company shall, not less than thirty (30) days prior to the issuance of any Preferred Stock, give to each holder of Warrants notice of such issuance setting forth any change in the number of shares of Common Stock the Company estimates will be issuable upon the exercise of such holder's Warrants, the estimated Purchase Price of such shares after any adjustment required to be made hereunder and a brief statement of the facts requiring such adjustment and the computation by which the Company expects such adjustment will be made.

         4.2     FRACTIONAL SHARES.

         The Company shall not be required to issue fractional shares of Common Stock upon the exercise of any Warrant. Upon the exercise of any Warrant, there shall be paid to the holder thereof, in lieu of any fractional share of Common Stock resulting therefrom, an amount of cash equal to the product of:

                 (a)      the fractional amount of such share; multiplied by

                 (b) the Market Price with respect to the Common Stock determined as of the date of exercise of such Warrant.

         4.3     SPECIAL AGREEMENTS OF THE COMPANY.

         The Company covenants and agrees that:

                 (a) The Company shall not, by amendment to the Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of Securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Warrant Certificates against dilution or other impairment.

                 (b) Before taking any action that would result in an adjustment to the then current Purchase Price to a price that would be below the then current par value of Common Stock issuable upon exercise of any Warrant, the Company will take or cause to be taken any and all necessary corporate or other action that may be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon payment of such Purchase Price as so adjusted.

         4.4     ISSUANCE OF ADDITIONAL WARRANTS.

                 (a) GRANT OF EMPLOYEE OPTIONS AND DIRECTOR OPTIONS. In the event that, during any calendar quarter after August 20, 1997:

                          (i) Employee Options (other than Employee Options issued in a transaction described in Section 4.1(d) hereof) are issued and the aggregate number of such Employee Options plus all other Employee Options issued on or prior to the date of such issuance, other than Terminated Employee Options, exceeds the then effective Employee Option Threshold; or

                          (ii) Director Options (other than Director Options issued in a transaction described in Section 4.1(d) hereof) are issued and the aggregate number of such Director Options plus all other Director Options issued on or prior to the date of such issuance, other than Terminated Director Options, exceeds the Director Option Threshold;

         then the Company shall, as of the first day of the next succeeding calendar quarter, issue Additional Warrants to the holders of the Warrants on a pro rata basis covering that number of shares equal to the product of the Dilution Percentage multiplied by the number of the Employee Options or Director Options, as the case may be, issued during such period (or, with respect to the first calendar quarter in which the number of Employee Options or Director Options issued during such quarter plus the aggregate number of Employee Options and Director Options, as the case may be, issued on or prior to the date of such issuance other than Terminated Employee Options or Terminated Director Options, as the case may be, exceeds the then effective Employee Option Threshold or the Director Option Threshold, as the case may be, the amount such excess).

                 (b) ISSUANCES IN CONNECTION WITH CONVERSION OF SENIOR DEBT. In the event that, on or after August 20, 1997:

                          (i) all or any portion of the principal amount of the Senior Debt is converted into shares of Common Stock, or Securities convertible into or exchangeable for shares of Common Stock; and

                          (ii) the Post-Conversion Market Price per share of Common Stock following such conversion is less than the Measurement Price per share of Common Stock prior to such conversion;

         the Company shall issue Additional Warrants to the holders of the Warrants on a pro rata basis covering that number of shares equal to:

                          (A)     the product of:

                                  (1)      the difference between the
                          Post-Conversion Market Price per share of Common Stock and the Measurement Price per share of Common Stock; multiplied by

                                  (2) the total number of shares of Common Stock issuable upon exercise of the Warrants held by such holders immediately prior to such issuance;

                 divided by

                          (B)     the Post-Conversion Market Price per share of
Common Stock;

         provided, however, that in no event shall the number of Warrants issued pursuant to this Section 4.4(b) as a result of any single issuance of shares of Common Stock, or Securities convertible into or exchangeable for shares of Common Stock to the holders of the Senior Debt exceed the product of:

                          (y) the aggregate number of shares of Common Stock issued or issuable pursuant to such convertible or exchangeable Securities to the holders of the Senior Debt Warrants with respect to such single issuance; multiplied by

                          (z) a fraction, the numerator of which is the number of shares of Common Stock underlying the Warrants outstanding immediately prior to such issuance and the denominator of which is the Fully Diluted Outstanding Common Stock;

         and provided further that no Warrants shall be issued pursuant to this provision in connection with any transaction in which both the holders of the Senior Debt convert all or any portion of the aggregate principal amount of the Senior Debt into shares of Common Stock, or Securities convertible into or exchangeable for shares of Common Stock, and the holders of the Warrants convert all or a portion of the aggregate principal amount of indebtedness then outstanding under the Notes into shares of Common Stock or Securities convertible into or exchangeable for shares of Common Stock. The Initial Purchase Price of such Warrants shall be the Post-Conversion Market Price per share.

                 (c) ISSUANCE OF OTHER SECURITIES TO HOLDERS OF SENIOR DEBT. In the event that, on or after August 20, 1997, rights, options or warrants containing the right to subscribe for or purchase shares of Common Stock are issued to the holders of the Senior Debt Warrants (other than in a transaction described in Section 4.1(d) hereof), the Company shall issue Additional Warrants to the holders of the Warrants on a pro rata basis covering that number of shares equal to the product of:

                          (i) the aggregate number of shares of Common Stock underlying the rights, options or warrants issued to the holders of the Senior Debt Warrants; multiplied by

                          (ii) a fraction, the numerator of which is the number of shares of Common Stock underlying the Warrants outstanding immediately prior to such issuance and the denominator of which is the Fully Diluted Outstanding Common Stock;

         and provided further that no Warrants shall be issued pursuant to this provision in connection with any transaction in which both the holders of the Senior Debt Warrants and the holders of the Warrants are issued shares of Common Stock or rights, options or warrants containing the right to subscribe for or purchase shares of Common Stock pursuant to a negotiated transaction as opposed to pursuant to this Section 4.4(c). The Initial Purchase Price of such Warrants shall be the per share exercise price of the rights, options or warrants in respect of which such Additional Warrants are being issued.

                 (d) EXCLUDED ISSUANCES OF SECURITIES TO HOLDERS OF SENIOR DEBT WARRANTS. Notwithstanding the foregoing, no Warrants shall be issued pursuant to Sections 4.4(a), 4.4(b) or 4.4(c) hereof as result of any issuance of additional Warrants to the holders of the Senior Debt Warrants pursuant to provisions comparable to Section 4.4(a),
         Section 4.4(b) or Section 4.4(c) hereof contained in any agreement between the Company and such holders pursuant to which such Senior Debt Warrants are issued.

5.       INTERPRETATION OF THIS AGREEMENT

         5.1     TERMS DEFINED.

                 ADDITIONAL WARRANTS -- means any additional Warrants issued pursuant to the terms of Section 4.4 hereof.

                 ADJUSTED OUTSTANDING COMMON STOCK -- means, at any time, the number of shares of Common Stock outstanding at such time (excluding all shares constituting "treasury stock" and all shares held or beneficially owned by a Subsidiary) together with the number of shares of additional Common Stock that would be outstanding at such time assuming:

                          (a) the conversion immediately prior to such time of all then outstanding Securities that are convertible into shares of Common Stock or that are issuable upon exercise of any warrants, options and other rights, whether or not the conditions for such conversion or exercise then exist, provided that no such Securities shall be included in this clause (a) unless such Securities were issued and outstanding on the date hereof or are derived through transfers and/or exchanges from Securities that were issued and outstanding on the date hereof; and

                          (b) the exercise immediately prior to such time of all then outstanding warrants, options and similar rights to acquire shares of Common Stock (including, without limitation, the Warrants), whether or not the conditions for such exercise then exist, provided that no such warrants, options and similar rights shall be included in this clause
                 (b) unless they were issued and outstanding on the date hereof or are derived through transfers and/or exchanges from Securities that were issued and outstanding on the date hereof.

         ADJUSTMENT DATE -- Section 4.1(d)(i) hereof.

         AGGREGATE CONSIDERATION RECEIVABLE -- Section 4.1(d)(iv) hereof.

         AGREEMENT -- introductory paragraph hereof.

         AFFILIATE -- means, at any time, a Person (other than a Subsidiary):

                 (a) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company;

                 (b) that beneficially owns or holds five percent (5%) or more of any class of the voting capital stock of the Company;

                 (c) five percent (5%) or more of the voting capital stock (or in the case of a Person that is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held by the Company or any Subsidiary; or

                 (d) that is an officer or director (or a member of the immediate family of an officer or director) of the Company or any Subsidiary;

at such time.

         As used in this definition,

                 "control" -- means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         APPRAISER -- means and includes one or more nationally recognized investment banking firms or appraisers that shall be experienced in evaluating companies in the same or similar lines of business as the Company and the Subsidiaries.

         AVERAGE CLOSING BID PRICE -- means, with respect to any period and any class of Common Stock, the per share price of such class determined as follows:

                 (a) the average daily closing bid prices of such class of Common Stock on each trading day during such period, as officially reported on the principal national securities exchange on which such class of Common Stock is then listed or admitted to trading; or

                 (b) if such class of Common Stock is not then listed or admitted to trading on any national securities exchange, the average of the last reported bid prices for each trading day during such period of such class of Common Stock.

         BOARD OF DIRECTORS -- means, at any time, the board of directors of the Company or any committee thereof that, in the instance, shall have the lawful power to exercise the power and authority of such board of directors.

         CERTIFICATE OF INCORPORATION -- means the restated certificate of incorporation of the Company, as may be amended by the Company from time to time after the Effective Date.

         CLOSING BID PRICE - means, with respect to any date and any class of Common Stock, the per share price determined as follows:

                 (a) the closing bid prices on such date, as officially reported on the principal national securities exchange on which such class of Common Stock is then listed or admitted to trading; or

                 (b) if such class of Common Stock is not then listed or admitted to trading on any national securities exchange, the last reported bid price of such class of Common Stock on such date.

         COMMON STOCK -- means:

                 (a) on the date hereof, the Company's $0.001 par value capital stock designated as "Common Stock"; and

                 (b) on any other date, any capital stock into which such "Common Stock" shall have been changed or any capital stock resulting from any reclassification of such "Common Stock", and all other capital stock of any class or classes (however designated) of the Company the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions of any shares thereof entitled to preference.

         COMPANY -- introductory paragraph hereof.

         DILUTION PERCENTAGE -- means the percentage interest in the fully-diluted equity of the Company represented by all Warrants on August 21, 1997; provided however, that in the event that any of the Warrants are exercised after the date hereof, the Dilution Percentage shall be reduced by multiplying the then-effective Dilution Percentage by a fraction, the numerator of which is the number of Warrants remaining immediately following such exercise and the denominator of which is the number of Warrants outstanding immediately prior to such exercise.

         DIRECTOR OPTIONS -- means rights, options, warrants or convertible or exchangeable Securities containing the right to subscribe for or purchase shares of Common Stock issued to any directors of the Company or any of its Subsidiaries who were members of the Board of Directors of the Company or any of its Subsidiaries as of the date hereof; provided, however, that:

                 (a) rights, warrants, options or convertible or exchangeable Securities purchased from the Company to acquire shares of the Common Stock in a bona fide arm's-length transaction for consideration at least equal to the Reference Price;

                 (b) any rights, options, warrants or convertible or exchangeable securities purchased from Persons other than the Company or its Subsidiaries to acquire shares of Common Stock; and

                 (c) any shares of the Series B Preferred Stock held by any employees, officers or directors of the Company or any of its Subsidiaries on the date hereof;

shall not constitute Director Options.

         DIRECTOR OPTION THRESHOLD -- means 1,460,424 shares, as such number may be adjusted from time to time to reflect any subdivision or combination of shares of Common Stock.

         EFFECTIVE DATE -- means the date of the first issuance of any Warrants pursuant to this Agreement.

         EMPLOYEE OPTIONS -- means rights, options, warrants or convertible or exchangeable Securities containing the right to subscribe for or purchase shares of Common Stock issued to any employees, officers or directors of Company or any of its Subsidiaries, including, without limitation, Employee Options issued to Stephen Hopkins as consideration for his services as President and Chief Executive Officer of the Company; provided, however, that:

                 (a) rights, warrants, options or convertible or exchangeable Securities purchased from the Company to acquire shares of Common Stock in a bona fide arm's-length transaction for consideration at least equal to the Reference Price;

                 (b) any rights, options, warrants or convertible or exchangeable securities acquired from Persons other than the Company or its Subsidiaries to acquire shares of Common Stock; and

                 (c) any shares of the Series B Preferred Stock held by any employees, officers or directors of the Company or any of its Subsidiaries on the date hereof;

shall not constitute Employee Options.

         EMPLOYEE OPTION THRESHOLD -- means 7,302,121 shares, as such number may be adjusted from time to time to reflect any subdivision or combination of shares of Common Stock; provided, however, that in the event that Additional Warrants are issued pursuant to Section 4.4(a) during any calendar quarter after the date hereof, the Employee Option Threshold shall be increased by the number of Director Options issued during the immediately preceding calendar quarter (or, with respect to the first calendar quarter during which the number of Director Options exceeds the Director Option Threshold, the amount of such excess).

         EXCLUDED SECURITIES -- Section 4.1(d)(ii) hereof.

         FAIR MARKET SHARE PRICE -- means, at any time, the sale value of a single share of Common Stock, as determined by an Appraiser in accordance with the provisions of Exhibit B attached hereto.

         FULLY DILUTED OUTSTANDING COMMON STOCK -- means, at any time, the number of shares of Common Stock outstanding at such time (excluding all shares constituting "treasury stock" and all shares held or beneficially owned by a Subsidiary) together with the number of shares of additional Common Stock that would be outstanding at such time assuming:

                 (a) the conversion immediately prior to such time of all Securities convertible into shares of Common Stock outstanding at such time or issuable upon exercise of any warrants, options and other rights outstanding at such time, whether or not the conditions for such conversion or exercise then exist; and

                 (b) the exercise immediately prior to such time of all then outstanding warrants, options and similar rights to acquire shares of Common Stock (including, without limitation, the Warrants), whether or not the conditions for such exercise then exist.

         INDEPENDENT INVESTOR -- means a corporation, limited liability or other company that is neither an Affiliate nor a Subsidiary.

         INITIAL HOLDER -- introductory paragraph hereof.

         INITIAL PURCHASE PRICE -- means:

                 (a) with respect to the Warrants issued on the date hereof, Fifty-Nine Cents ($0.59) per share;

                 (b)      with respect to any Warrants issued pursuant to
         Section 4.4(a), the Average Closing Bid Price of a share of Common Stock during the calendar quarter in respect of which the adjustment is being made;

                 (c)      with respect to any Warrants issued pursuant to
         Section 4.4(b), the Post-Conversion Market Price per share; and

                 (d)      with respect to any Warrants issued pursuant to
         Section 4.4(c) hereof, the per share exercise price of the rights, options or warrants in respect of which the Additional Warrants are being issued.

         MARKET PRICE -- means, with respect to any date and any class of Common Stock, the per share price of such class equal to the product of (a) ninety-five percent (95%) times (b) the average of the daily Closing Prices of Common Stock for fifteen (15) consecutive trading days commencing twenty (20) trading days before such date, provided that, if the Closing Prices referred to in clause (b) are not then available for such class of Common Stock in order to make the determination in said clause (b), "Market Price" shall mean the Fair Market Share Price.

As used in this definition,

                 Closing Price -- means, with respect to any date and any class of Common Stock, the per share price of such class determined as follows:

                          (a) the last sale price, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices on such date, in each case as officially reported on the principal national securities exchange on which such class of Common Stock is then listed or admitted to trading; or

                          (b) if such class of Common Stock is not then listed or admitted to trading on any national securities exchange, but is designated as a national market system security by the National Association of Securities Dealers, the last trading price of such class of Common Stock on such date, or if there shall have been no trading on such date or if such class of Common Stock is not so designated, the average of the reported closing bid and asked prices on such date as shown by the NASDAQ.

         MEASUREMENT PRICE - means, with respect to any date and any class of Common Stock, the average of the daily Closing Bid Prices of such class of Common Stock for five (5) consecutive trading days prior to the public announcement of any conversion of any Senior Debt; provided, however, that the date on which such public announcement is made shall not be considered a trading day.

         NASDAQ -- means the National Association of Securities Dealers Automated Quotation System.

         NOTE PURCHASE AGREEMENTS -- Recital paragraph B hereof.

         NOTES -- Recital paragraph B hereof.

         NOTICE EVENT -- Section 4.1(l) hereof.

         PERSON -- means an individual, partnership, corporation, trust, unincorporated organization, or a government or agency or political subdivision thereof.

         POST-CONVERSION MARKET PRICE - means, with respect to any date and any class of Common Stock, the average of the daily Closing Bid Prices of such class of Common Stock for five (5) consecutive trading days after the filing of a Current Report on Form 8-K with respect to any conversion of any Senior Debt; provided, however, that the date on which such Current Report on Form 8-K is filed shall not be considered a trading day.

         PREFERRED STOCK -- means the class of capital stock of the Company designated as "Preferred Stock," having a par value $.001 per share, and enjoying the rights and preferences set forth in, and subject to the restrictions of, the Certificate of Incorporation as in effect on November 19, 1993.

         PROPERTY -- means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

         PURCHASE PRICE -- means, prior to any adjustment pursuant to Section
4.1 hereof, the Initial Purchase Price and thereafter, the Initial Purchase Price as adjusted and readjusted from time to time.

         REFERENCE PRICE -- means, in respect of any date, the Market Price of one share of Common Stock as of such date.

         REGULAR CASH DIVIDENDS -- means cash dividends paid by the Company out of its retained earnings, provided that any such cash dividends paid during any fiscal year of the

Company shall be deemed to constitute Regular Cash Dividends to the extent, and only to the extent, that immediately after giving effect to the payment of such cash dividends the aggregate amount of all cash dividends paid by the Company out of its retained earnings during such fiscal year does not exceed five percent (5%) of the product of (a) the Market Price determined as of the record date in respect of such payment multiplied by (b) the aggregate number of shares of Common Stock outstanding as of such record date (after assuming that all then outstanding Warrants had been exercised).

         REQUIRED WARRANTHOLDERS -- means, at any time, any holder or holders (other than the Company, any Subsidiary or any Affiliate) then holding more than fifty percent (50%) of the Warrants (excluding any Warrants directly or indirectly held by the Company or any Subsidiary or Affiliate) then outstanding.

         SEC -- means, at any time, the Securities and Exchange Commission or any other federal agency at such time administering the Securities Act.

         SECURITIES ACT -- means the Securities Act of 1933, as amended.

         SECURITY -- means "security" as defined in section 2(1) of the Securities Act.

         SENIOR DEBT -- has the meaning set forth in the Note Purchase
Agreement.

         SENIOR DEBT WARRANTS -- means all warrants initially issued to the holders of the Senior Debt and any additional warrants issued pursuant to any agreement between the Company and the holders of the Senior Debt pursuant to which such warrants were issued.

         SENIOR FINANCIAL OFFICER -- means the chief financial officer, the principal accounting officer, the controller or the treasurer of the Company.

         SERIES A NOTES -- Recital paragraph B hereof.

         SERIES B NOTES -- Recital paragraph B hereof.

         SERIES B PREFERRED STOCK -- means the Series B Preferred Stock of the Company as provided for in its certificate of incorporation.

         SOP -- means the Company's 1990 Stock Option Plan (as amended from time to time).

         SUBSIDIARY -- means, at any time, any corporation more than fifty percent (50%) of the total combined voting power of all classes of the voting capital stock of which shall, at the time as of which any determination is being made, be owned by the Company either directly or indirectly through any one or more Subsidiaries.

         TERMINATED DIRECTOR OPTIONS -- means any Director Options issued on or prior to the date hereof that have been exercised or have terminated or expired prior to the date hereof.

         TERMINATED EMPLOYEE OPTIONS -- means any Employee Options issued on or prior to the date hereof that have been exercised or have terminated or expired prior to the date hereof.

         TERMINATION DATE -- means the earlier of (a) May 19, 2002 and (b) the satisfaction of the conditions set forth in Section 4.1(e) of the Note Purchase Agreements.

         WARRANTS -- all Warrants issued under this Agreement and any Warrant issued after the date hereof, including, without limitation, all Additional Warrants.

         WARRANT CERTIFICATE -- Section 1.1 hereof.

         5.2     DIRECTLY OR INDIRECTLY.

         Where any provision herein refers to action to be taken by any Person, or that such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner.

         5.3     SECTION HEADINGS AND TABLE OF CONTENTS AND CONSTRUCTION.

                 (a) SECTION HEADINGS AND TABLE OF CONTENTS, ETC. The titles of the Sections and the Table of Contents appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words "herein," "hereof," "hereunder" and "hereto" refer to this Agreement as a whole and not to any particular Section or other subdivision. Unless otherwise specified, references to Sections are to Sections of this Agreement, references to Annexes are to Annexes to this Agreement and references to Exhibits are to Exhibits to this Agreement.

                 (b) CONSTRUCTION. Each covenant contained herein shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

         5.4     GOVERNING LAW.

         THIS AGREEMENT AND THE WARRANT CERTIFICATES SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, INTERNAL NEW YORK LAW.

6.       MISCELLANEOUS

         6.1     COMMUNICATIONS.

                 (a) METHOD; ADDRESS. All communications hereunder or under the Warrants shall be in writing, shall be hand delivered, deposited into the United States mail (registered or certified mail), postage prepaid, or sent by overnight courier of national or international reputation, and shall be addressed,

                          (i)     if to the Company,

                                        The Cerplex Group, Inc.
                                        1382 Bell Avenue
                                        Tustin, California  92680
                                        Attention: Chief Executive Officer
                                        Facsimile: (714) 258-0730

                                        (with a copy to:

                                           Brobeck, Phleger & Harrison
                                           4675 MacArthur Court, Suite 1000
                                           Newport Beach, California 92660
                                           Attention:  Frederic A. Randall, Jr.,
                                           Esq.  Facsimile:  (714) 752-7535

                                           provided that the failure to provide
                                           any such copy shall in no way affect
                                           the validity or effectiveness of any
                                           communication to the Company for
                                           purposes of this Agreement)

         or at such other address as the Company shall have furnished in writing to all holders of the Warrants at the time outstanding; and

                          (ii)    if to any of the holders of the Warrants:

                                  (A)      if such holders are the Initial
                          Holders, at their respective addresses set forth on Annex 1, and further including any parties referred to on such Annex 1 that are required to receive notices in addition to such holders of the Warrants; and

                                  (B)      if such holders are not the Initial
                          Holders, at their respective addresses set forth in the register for the registration and transfer of Warrants maintained pursuant to Section 1.2(b) hereof;

         or to any such party at such other address as such party may designate by notice duly given in accordance with this Section 6.1 to the Company (which other address shall be entered in such register).

                 (b) WHEN GIVEN. Any communication so addressed and deposited in the United States mail, postage prepaid, by registered or certified mail (in each case, with return receipt requested) shall be deemed to be received on the third (3rd) succeeding business day after the day of such deposit (not including the date of such deposit). Any notice so addressed and otherwise delivered shall be deemed to be received when actually received at the address of the addressee.

         6.2     REPRODUCTION OF DOCUMENTS.

         This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by each Initial Holder at the closing of the issuance of Warrants (except the Warrant Certificates themselves) and (c) financial statements, certificates and other information previously or hereafter furnished to any Initial Holder or any other holder of Warrants, may be reproduced by any holder of Warrants by any photographic, photostatic, microfilm, micro-card, miniature photographic, digital or other similar process and each holder of Warrants may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such holder of Warrants in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. Nothing in this Section
6.2 shall prohibit the Company or any holder of Warrants from contesting the accuracy of any such reproduction.

         6.3     SURVIVAL.

         All warranties, representations, certifications and covenants made by the Company herein or in any certificate or other instrument delivered by it or on its behalf hereunder shall be considered to have been relied upon by the Initial Holders and shall survive the delivery to the Initial Holders of the Warrants regardless of any investigation made by the Initial Holders or on their behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company hereunder.

         6.4     SUCCESSORS AND ASSIGNS.

         This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. The provisions hereof are intended to be for the benefit of all holders, from time to time, of Warrants, and shall be enforceable by any such holder, whether or not an express assignment to such holder of rights hereunder shall have been made by any successor or assign of any Initial Holder.

         6.5     AMENDMENT AND WAIVER.

         This Agreement may be amended, and the observance of any term of this Agreement may be waived, with and only with the written consent of the Company and the Required Warrantholders, provided that no change in, or waiver of performance under, Section 1, Section 2, Section 4 or this Section 6.5 (or any definition used in connection with any of such sections) shall be effected without the written consent of all holders of Warrants.

         6.6     RIGHT OF ACTION.

         All rights of action in respect of the Warrants are vested in the respective registered holders of the Warrant Certificates or, in lieu thereof, the beneficial owner thereof (to the extent such beneficial owner is a party to this Agreement or disclosed to the Company in writing), and any registered holder or beneficial owner (to the extent such beneficial owner is a party to this Agreement or disclosed to the Company in writing) of any Warrant Certificate, without the consent of the holder of any other Warrant Certificate, may, in its own behalf and for its own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, its right to exercise the Warrants evidenced by such Warrant Certificate in the manner provided in such Warrant Certificate and in this Agreement.

         6.7     EXPENSES.

         The Company will promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all fees, expenses and costs relating hereto, including, but not limited to:

                 (a) the cost of reproducing this Agreement and the Warrants;

                 (b) the fees and disbursements of the special counsel to the Initial Holders;

                 (c) the cost of delivering to the home office or custodian bank of each Initial Holder, insured to such party's satisfaction, the Warrant Certificates acquired by such party on the Effective Date; and

                 (d) all fees, expenses, costs and disbursements (including, without limitation, the reasonable fees and the disbursements of the attorneys, accountants and other expert, legal and financial advisers of each holder of Warrant Certificates) relating to (i) the consideration, evaluation, analysis, assessment, negotiation, preparation and/or execution of any amendments, waivers or consents pursuant to the provisions hereof, whether in the ordinary course of performance hereof or in connection with any controversy or potential controversy hereunder or resulting from any work-out, restructuring or other similar proceedings relating to such performance and whether or not any such amendments, waivers or consents are executed or otherwise consummated and/or (ii) the enforcement of the rights of such holder hereunder.

         6.8     FILINGS.

         The Company shall, at its own expense, promptly execute and deliver, or cause to be executed and delivered, to any holder of Warrants all applications, certificates, instruments, registration statements, and all other documents and papers that such holder of Warrants may reasonably request in connection with the obtaining of any consent, approval, registration, qualification, or authorization of any federal, state or local government (or any agency or commission thereof) necessary or appropriate in connection with, or for the effective exercise of, any Warrants then held by such holder.

         6.9     ENTIRE AGREEMENT.

         This Agreement constitutes the final written expression of all of the terms hereof and is a complete and exclusive statement of those terms.

         6.10    TERM.

          All unexercised Warrants will be void and not exercisable after 5:00 p.m. (Los Angeles, California time) on the Termination Date and the Warrant Certificates in respect thereof shall after such time be deemed cancelled for all purposes of this Agreement. Shares of Common Stock issuable upon the exercise of a Warrant shall be issued after the Termination Date if such Warrant is exercised, as provided in Section 2.1, on or prior to 5:00 p.m. (Los Angeles, California time) on the Termination Date.

         6.11    DUPLICATE ORIGINALS, EXECUTION IN COUNTERPART.

         Two or more duplicate originals hereof may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts which, collectively, show execution by each party hereto shall constitute one duplicate original.

   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; NEXT PAGE IS SIGNATURE PAGE.]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by one of its duly authorized officers or representatives.

                                       THE CERPLEX GROUP, INC.



                                       By___________________________________
                                           Name:
                                           Title:


                                       THE NORTHWESTERN MUTUAL LIFE
                                       INSURANCE COMPANY



                                       By___________________________________
                                           Name:
                                           Title:



                                       JOHN HANCOCK MUTUAL LIFE
                                       INSURANCE COMPANY



                                       By___________________________________
                                           Name:
                                           Title:



                                       NORTH ATLANTIC SMALLER COMPANIES
                                       INVESTMENT TRUST PLC



                                       By___________________________________
                                           Name:
                                           Title:



[Signature page to the WARRANT AGREEMENT among THE CERPLEX GROUP, INC. and the Initial Holders listed in Annex 1]

                                    ANNEX 1
                       INFORMATION AS TO INITIAL HOLDERS


=======================================================================================
  INITIAL HOLDER NAME                  THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
---------------------------------------------------------------------------------------
  Name in which to register Warrant    The Northwestern Mutual Life Insurance Company
  Certificate(s)
---------------------------------------------------------------------------------------
  Warrant Certificate registration     WR-1; 239,176 Warrants
  number;
  Number of Warrants                   (PPN for the Warrants: 15678@ 13 1)
---------------------------------------------------------------------------------------
  Address for notices                  The Northwestern Mutual Life Insurance Company
                                       720 East Wisconsin Avenue
                                       Milwaukee, WI 53202
                                       Attention:  Securities Department
=======================================================================================





                                   Annex 1-1

============================================================================================
  INITIAL HOLDER NAME                  JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------------------
  Name in which to register Warrant    John Hancock Mutual Life Insurance Company
  Certificate(s)
--------------------------------------------------------------------------------------------
  Warrant Certificate registration     WR-2; 86,972 Warrants
  number;                              WR-3; 152,204 Warrants
  Number of Warrants
                                       (PPN for the Warrants: 15678@ 13 1)
--------------------------------------------------------------------------------------------
  Address for notices                  John Hancock Mutual Life Insurance Company
                                       John Hancock Place
                                       200 Clarendon Street
                                       Boston, Massachusetts 02117
                                       Attention: Bond and Corporate Finance Department T-57
                                       Fax No.: (617) 572-1606
============================================================================================





                                   Annex 1-2

=======================================================================================
  INITIAL HOLDER NAME                  NORTH ATLANTIC SMALLER COMPANIES TRUST PLC
---------------------------------------------------------------------------------------
  Name in which to register Warrant    Bank of Scotland London Nominees Ltd.
  Certificate(s)
---------------------------------------------------------------------------------------
  Warrant Certificate registration     WR-4; 21,744 Warrants
  number;
  Number of Warrants                   (PPN for the Warrants: 15678@ 13 1)
---------------------------------------------------------------------------------------
  Address for notices                  North Atlantic Smaller Companies Trust PLC
                                       c/o J.O. Hambro & Co., Ltd.
                                       10 Park Place
                                       London, England SW1A1LP
                                       Attention:  Mr. Christopher Mills
                                       Facsimile:  011-44-171-233-1503
=======================================================================================





                                   Annex 1-3

                                                                       EXHIBIT A

                         [FORM OF WARRANT CERTIFICATE]

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN ANY TRANSACTION UNLESS FIRST REGISTERED UNDER SUCH LAWS OR UNLESS SUCH TRANSACTION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS.

[THE HOLDER OF THIS WARRANT CERTIFICATE IS A [[NORTHWESTERN GROUP
HOLDER]][[HANCOCK GROUP HOLDER]] FOR PURPOSES OF THAT CERTAIN REGISTRATION RIGHTS AGREEMENT DATED NOVEMBER 19, 1993, AS AMENDED, AMONG THE CERPLEX GROUP, INC. AND THE OTHER PARTIES THERETO.]


                              WARRANT CERTIFICATE

                            THE CERPLEX GROUP, INC.


No. WR-______                                           ____________ Warrants
Date:  ____________                                          PPN: 15678@ 13 1


         This WARRANT CERTIFICATE certifies that ________________________, or registered assigns, is the registered holder of ________________________ (____________) Warrants. Each Warrant entitles the owner thereof to purchase, at any time on or after August 20, 1998 and prior to 5:00 p.m. (Los Angeles, California time) on the Termination Date (as such term is defined in the Warrant Agreement referred to below), one fully paid and nonassessable share of Common Stock (as such term is defined in the Warrant Agreement referred to below) of THE CERPLEX GROUP, INC., a Delaware corporation (the "COMPANY"), at the Initial Purchase Price of ___________________ per share of Common Stock (the "PURCHASE PRICE") upon (i) presentation and surrender of this Warrant Certificate with a form of election to purchase duly executed and (ii) satisfaction of the Purchase Price in the manner set forth in the Warrant Agreement. The number of shares of Common Stock that may be purchased upon exercise of each Warrant, and the Purchase Price, are the number and the Purchase Price as of the date hereof and are subject to adjustment under certain circumstances as provided in the Warrant Agreement referred to below.

         The Warrants are issued pursuant to the Warrant Agreement, dated as of August 20, 1997 (as amended from time to time, the "WARRANT AGREEMENT"), among the Company and certain initial holders named therein, and are subject to all of the terms, provisions and conditions thereof, which Warrant Agreement is hereby incorporated herein by reference and made a part hereof and to which Warrant Agreement reference is hereby made for a full description of the rights, obligations, duties and immunities of the Company and the holders





                                  Exhibit A-1
of the Warrant Certificates. Capitalized terms used, but not defined, herein have the meanings assigned to them in the Warrant Agreement.

         This Warrant Certificate shall be exercisable, at the election of the holder, either as an entirety or in part from time to time. If this Warrant Certificate shall be exercised in part, the holder shall be entitled to receive, upon surrender hereof, another Warrant Certificate or Warrant Certificates for the number of Warrants not exercised. This Warrant Certificate, with or without other Warrant Certificates, upon surrender at the office of the Company referred to in Section 1.2(b) of the Warrant Agreement, may be exchanged for another Warrant Certificate or Warrant Certificates of like tenor evidencing Warrants entitling the holder to purchase a like aggregate number of shares of Common Stock as the Warrants evidenced by the Warrant Certificate or Warrant Certificates surrendered shall have entitled such holder to purchase.

         Except as expressly set forth in the Warrant Agreement, no holder of this Warrant Certificate shall be entitled to any right to vote or receive dividends or be deemed for any purpose the holder of shares of Common Stock or of any other Securities of the Company that may at any time be issued upon the exercise hereof, nor shall anything contained in the Warrant Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a holder of a share of Common Stock in the Company or any right to vote upon any matter submitted to holders of shares of Common Stock at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of Securities, change of par value, consolidation, merger, conveyance, or otherwise) or, except as provided in the Warrant Agreement, to receive notice of meetings, or to receive dividends or subscription rights, or otherwise, until the Warrant or Warrants evidenced by this Warrant Certificate shall have been exercised as provided in the Warrant Agreement.

         [Other than with respect to the original issuance of the Warrants pursuant to the Warrant Agreement, if the Warrant Certificate of the immediate transferor of the holder of this Warrant Certificate bore the second paragraph of the legend set forth above, this Warrant Certificate shall also bear such second paragraph.]





                                  Exhibit A-2

         THIS WARRANT CERTIFICATE AND THE WARRANT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, INTERNAL NEW YORK LAW.

         WITNESS the signature of a proper officer of the Company as of the date first above written.

                                       THE CERPLEX GROUP, INC..



                                       By__________________________________
                                         Name:
                                         Title:



ATTEST:


_______________________________
[Assistant] Secretary





                                  Exhibit A-3

                              [FORM OF ASSIGNMENT]

                  (TO BE EXECUTED BY THE REGISTERED HOLDER IF
            SUCH HOLDER DESIRES TO TRANSFER THE WARRANT CERTIFICATE)


         FOR VALUE RECEIVED, _______________________________________ hereby sells, assigns and transfers unto



____________________________________________________________________________
(Please print name and address of transferee.)

the accompanying Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint:



_____________________________________________________________________________

attorney in fact, to transfer the accompanying Warrant Certificate on the books of the Company, with full power of substitution.


Dated: ____________________, ________.

                                             ________________________________




                                             By _____________________________



                                     NOTICE

         The signature to the foregoing Assignment must correspond to the name as written upon the face of the accompanying Warrant Certificate or any prior assignment thereof in every particular, without alteration or enlargement or any change whatsoever.





                                  Exhibit A-4

                         [FORM OF ELECTION TO PURCHASE]

                  (TO BE EXECUTED BY THE REGISTERED HOLDER IF
    SUCH HOLDER DESIRES TO EXERCISE ANY WARRANTS REPRESENTED BY THE WARRANT
                                 CERTIFICATE)

To THE CERPLEX GROUP, INC.:

         The undersigned hereby irrevocably elects to exercise
______________________________ Warrants represented by the accompanying Warrant Certificate to purchase the shares of Common Stock issuable upon the exercise of such Warrants and requests that certificates for such shares be issued in the name of:


_______________________________________________________________________________
(Please print name and address.)


___________________________________________________________
(Please insert social security or other identifying number.)

If such number of Warrants shall not be all the Warrants evidenced by the accompanying Warrant Certificate, a new Warrant Certificate for the balance remaining of such Warrants shall be registered in the name of and delivered to:


______________________________________________________________________________
(Please print name and address.)


___________________________________________________________
(Please insert social security or other identifying number.)


Dated:  __________________, ______.

                                            ________________________________



                                            By______________________________


                                     NOTICE

         The signature to the foregoing Election to Purchase must correspond to the name as written upon the face of the accompanying Warrant Certificate or any prior assignment thereof in every particular, without alteration or enlargement or any change whatsoever.





                                  Exhibit A-5

                                                                       EXHIBIT B


                   DETERMINATION OF FAIR MARKET SHARE PRICE.

                 (a) Within two (2) days of the happening of any event requiring a determination of the Fair Market Share Price, the Company shall give written notice thereof to each holder of Warrants (which notice shall contain a description of such event).

                 (b) Within ten (10) days of the happening of each event requiring a determination of the Fair Market Share Price, each of the Required Warrantholders (as a group) and the Company shall designate an Appraiser for purposes of determining the Fair Market Share Price and shall notify the other party or parties of such designation (provided that, if the Company and such holders so agree, they may jointly designate a single Appraiser, in which event the determination of the Fair Market Share Price of the single Appraiser so jointly designated shall be binding upon both the Company and the holders of Warrants for the purposes of the determination of the Fair Market Share Price hereunder). Each Appraiser will take such evidence, make such investigations and examine such documents as it shall in its discretion determine to be necessary and advisable to make a determination with respect to the Fair Market Share Price. A detailed report from each Appraiser setting forth such Appraiser's determination with respect to the Fair Market Share Price shall be delivered to the Company and to each of the holders of Warrants as soon as possible following such determination and, in any event, not later than thirty (30) days following the happening of the event requiring determination of the Fair Market Share Price.

                 (c)      If either:

                          (i) the Company or such holders shall fail, neglect or refuse to designate an Appraiser within the time period set forth in clause (b) above; or

                          (ii) either of the two Appraisers so designated shall fail to deliver its detailed report within the time period set forth in said clause (b);

         then, in each such case, the determination of the Fair Market Share Price of the single Appraiser actually designated or the single Appraiser actually delivering its detailed report, as the case may be, shall be binding upon both the Company and the holders of Warrants for the purposes of the determination of the Fair Market Share Price hereunder.

                 (d) If the determinations of the Fair Market Share Price by both such Appraisers do not differ by more than fifteen percent (15%) of the lower of the two determinations, then the Fair Market Share Price shall be the arithmetic average of those two determinations.





                                  Exhibit B-1

                 (e) If the determinations of the Fair Market Share Price by both such Appraisers differ by more than fifteen percent (15%) of the lower of the two determinations, then the parties shall promptly direct the two Appraisers to consult with one another for the purpose of jointly designating a third Appraiser, which designation shall be made not later than ten (10) days following the delivery of the determinations pursuant to clause (b) above. The third Appraiser shall review the first two appraisals and shall make an independent determination with respect to the Fair Market Share Price.

                          (i) In the event that the third Appraiser's determination is equal to or greater than the greater determination made by the first two Appraisers, the Fair Market Share Price shall equal the higher of the determinations of the first two Appraisers.

                          (ii) In the event that the third Appraiser's determination is equal to or less than the lesser determination made by the first two Appraisers, the Fair Market Share Price shall equal the lesser of the determinations of the first two Appraisers.

                          (iii) In the event that the third Appraiser's determination is between those of the first two Appraisers, the Fair Market Share Price shall equal the arithmetic average of the determinations of all three Appraisers.

         A detailed report from the third Appraiser setting forth such Appraiser's determination with respect to the Fair Market Share Price shall be delivered to the Company and to each of the holders of Warrants as soon as possible following such determination and, in any event, not later than thirty (30) days following the earlier of (A) the delivery of the reports referred to in clause (b) above, and (B) the first date upon which such reports are due to be delivered pursuant to clause (b) above.

                 (f) The Company agrees to cooperate with each Appraiser to the full extent necessary to permit determination of the Fair Market Share Price.

                 (g) All fees and expenses incurred in connection with the foregoing determination of the Fair Market Share Price (including any and all fees and expenses of each Appraiser) shall be borne by the Company. Any determination made in accordance with this definition shall be effective for a period of ninety (90) days immediately following such determination, unless there has been a material development in the business of the Company and the Subsidiaries, in which case there shall be a redetermination in accordance with the provisions of this Exhibit.





                                  Exhibit B-2

                                                                       EXHIBIT C


                                CONFIDENTIALITY

         With respect to all data and information that has been or in the future is furnished to or obtained by any holder of Warrant Certificates in connection with this Agreement (excluding, in any case, any such data and information that was or is available to the public or was not or is not treated as confidential by any one or more of the Company, the Subsidiaries or the Affiliates), such holder will hold such data and information in confidence in accordance with the customary practices and standards of confidentiality generally employed by such holder in respect of similar data and information obtained in connection with other comparable investment transactions of such holder. Notwithstanding the foregoing, any such holder may disclose any data and information furnished to or obtained by it in connection with this
Agreement:

                 (a) the disclosure of which is, in such holder's sole good faith business and/or legal judgment, reasonably required in connection with regulatory requirements (including, without limitation, the requirements of the National Association of Insurance Commissioners but excluding, in any case, delivery of periodic financial statements and information to the National Association of Insurance Commissioners, the Securities Valuation Office thereof or any other agency thereof in connection with the rating, evaluation or other regulatory treatment of the Warrants or the Notes) or other legal requirements related to such holder's affairs, including, without limitation, the disclosure of such data and information in connection with or in response to (i) compliance with any law, ordinance or governmental order, regulation, rule, policy, subpoena, investigation or request, or (ii) any order, decree, judgment, subpoena, notice of discovery or similar ruling, or pleading issued, filed, served or purported on its face to be issued, filed or served
         (A) by or under authority of any court, tribunal, arbitration board or any governmental agency, commission, authority, board or similar entity or (B) in connection with any proceeding (including, without limitation, any proceeding to enforce the obligations of the Company under this Agreement), cause or matter pending (or on its face purported to be pending) before any court, tribunal, arbitration board or any governmental agency, commission, authority, board or similar entity;

                 (b) to any one or more of the employees, officers, directors, agents, attorneys, accountants, professional consultants or trustees of such holder (or of any subsidiary or affiliate of such holder) who would have access to such data and information in the normal course of the performance of such Person's duties for such holder (or for such subsidiary or affiliate);

                 (c) to Moody's Investors Service, Inc., Standard & Poor's Corporation or any other nationally recognized financial rating service that is reviewing the credit rating of any holder of Warrant Certificates or is rating or reviewing the rating of the Warrants or the Common Stock issuable upon the exercise thereof; and





                                  Exhibit C-1

                 (d) to any prospective purchaser, securities broker or dealer or investment banker in connection with the resale or proposed resale, in accordance with the terms hereof, of all or any portion of the Warrants or Common Stock issuable upon the exercise thereof by such holder.

In connection with any disclosure by any holder of Warrant Certificates under clause (a) above, such holder will use reasonable efforts to notify the Company of any such pending disclosure, provided that (x) such holder shall in no case be liable to the Company for its failure to effect such notification, (y) the failure to effect such notification shall not affect the ability of such holder to make the disclosures contemplated under said clause (a) and (z) this sentence shall not apply to the delivery of periodic financial statements and information to the National Association of Insurance Commissioners, the Securities Valuation Office thereof or any other agency thereof in connection with the rating, evaluation or other regulatory treatment of the Warrants or the Notes. In connection with any disclosure by any holder of Warrant Certificates under clause (d) above, such holder will use reasonable efforts to cause any prospective purchaser, securities broker or dealer or investment banker referred to in said clause (d) to enter into a written confidentiality agreement with the Company containing terms of confidentiality substantially similar to the terms of confidentiality set forth in this Exhibit prior to effecting such disclosure, provided that (yy) such holder shall in no case be liable to the Company if such prospective purchaser, securities broker or dealer or investment banker shall for any reason not enter into any such confidentiality agreement with the Company and (zz) the failure of such prospective purchaser, securities broker or dealer or investment banker to enter into any such confidentiality agreement with the Company shall not affect the ability of such holder to make the disclosures contemplated under said clause (d). No holder of Warrant Certificates will be liable for the breach of the provisions of this Exhibit or of any provision in any aforesaid confidentiality agreement by any other holder of Warrant Certificates or by any Person to which any confidential data or information shall be delivered in accordance with the provisions of this Exhibit C.





                                  Exhibit C-2